Exhibit 4.5

FORM OF DEBENTURES

The Debentures are to be substantially in the following form and shall bear the following legend and shall include the Trustee’s certificate of authentication in the form required by Section 2.2 of the Indenture:

[If a Global Security:] [THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED

IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. ]

No. •	Principal Amount: $	•
Issue Date: •

THE PROGRESSIVE CORPORATION

6.70% FIXED-TO-FLOATING RATE

JUNIOR SUBORDINATED DEBENTURES DUE 2067

The Progressive Corporation, a corporation organized and existing under the laws of the State of Ohio (hereinafter called the “Issuer”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to • [ If Global Security: ] [ Cede & Co., ] or registered assigns, the principal sum of • dollars ($ • ) as may be revised from time to time on Schedule I hereto on June 15, 2037, or if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”) or any subsequent Interest Payment Date (as defined in the First Supplemental Indenture) to the extent set forth in the First Supplemental Indenture. If that amount is not paid in full on the Scheduled Maturity Date or any subsequent Interest Payment Date, the remaining principal amount will be due and payable on the Final Maturity Date. The Final Maturity Date will be June 15, 2067, or if such day is not a Business Day, the following Business Day.

The Issuer further promises to pay interest on said principal sum from and including June 21, 2007, or from and including the most recent Interest Payment Date on which interest has been paid or duly provided for, until the principal thereof is paid or made available for payment semi-annually (subject to deferral as set forth herein) in arrears on June 15 and December 15 of each year, commencing on December 15, 2007 and ending on June 15, 2017, at the rate of 6.70% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months), and thereafter to pay interest on said outstanding principal sum quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, commencing on September 15, 2017 at a floating annual rate equal to Three-Month LIBOR (as defined in the First Supplemental Indenture) plus 2.0175% (computed on the basis of a 360-day year and the actual number of days elapsed in the 360-day year). Accrued interest that is not paid on the applicable Interest Payment Date, including interest deferred pursuant to Section 2.05 of the First Supplemental Indenture, will bear Additional Interest, to the extent permitted by law, at the interest rate in effect from time to time provided in Section 2.04(a) of the First Supplemental Indenture, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

        In the event that any Semi-Annual Interest Payment Date on which interest is payable on this Security is not a Business Day, then payment of the interest payable on such date will be made on the immediately succeeding day that is a Business Day (and, in the case of payments on or prior to June 15, 2017, without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date the payment was originally payable. In the event that any Quarterly Interest Payment Date on which interest is payable on this Security is not a Business Day, then payment of the interest payable on such date shall be postponed to the immediately succeeding day that is a Business Day, provided that if such Business Day is in the immediately succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day, and interest will accrue to but excluding the date on which the interest is actually paid. A “Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) on or after June 15, 2017, a day that is not a London Banking Day. “London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date, as provided in the Indenture, will be paid to the Person in whose name this Security (or one or more predecessor securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be June 1 or December 1, as the case may be, immediately preceding such Interest Payment Date until June 15, 2017 (whether or not a Business Day), and shall be March 1, June 1, September 1 and December 1, as the case may be, immediately preceding the relevant Interest Payment Date after June 15, 2017. Any such interest installment not so punctually paid or duly provided for (other than interest deferred in accordance with the next paragraph) shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more predecessor securities) is registered at the close of business on a special record date for the payment of such Additional Interest on such date to be fixed by the Trustee (the “Special Record Date”), notice whereof shall be given to Holders of Securities of this series not less than ten days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

The Issuer shall have the right at any time or from time to time during the term of this Security to defer payment of interest on this Security for one or more consecutive Interest Periods (each a “Deferral Period”) that do not exceed ten years for the applicable Deferral Period, during which Deferral Periods the Issuer shall have the right, subject to Sections 2.05 and 2.06 of the First Supplemental Indenture, to make partial payments of interest on any Interest Payment Date, and at the end of which the Issuer shall pay all interest then accrued and unpaid; provided, however, that no Deferral Period shall extend beyond the Final Maturity Date or the earlier repayment or redemption in full of the Securities. Upon the termination of any Deferral Period and upon the payment of all deferred interest then due, the Issuer may elect to begin a new Deferral Period, subject to the above requirements. Except as provided in Section 2.06 of the First Supplemental Indenture, no interest shall be due and payable during a Deferral Period except at the end thereof.

So long as any Securities remain outstanding, if the Issuer has given notice of its election to defer interest payments on the Securities but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Issuer shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividends or other distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Issuer’s capital stock, (ii) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any debt securities of the Issuer that rank upon the Issuer’s liquidation on a parity with this Security (including this Security, the “Pari Passu Securities”) or junior to this Security or (iii) make any guarantee payments regarding any guarantee issued by the Issuer of securities of any Subsidiary if the guarantee ranks upon the Issuer’s liquidation on a parity with or junior to this Security (other than (a) any purchase, redemption or other acquisition of shares of its capital stock by the Issuer in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (2) the satisfaction of the Issuer’s obligations pursuant to any contract entered into in the ordinary course of business prior to the beginning of the applicable Deferral Period, (3) a dividend reinvestment or shareholder purchase plan, or (4) the issuance of shares of the Issuer’s capital stock, or securities convertible into or exercisable for such shares, as consideration in an acquisition transaction entered into prior to the applicable Deferral Period, (b) any exchange, redemption or conversion of any class or series of the Issuer’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock, (c) any purchase of fractional interests in shares of the Issuer’s capital stock pursuant to the conversion or exchange provisions of such shares or the securities being converted or exchanged, (d) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto, (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock, (f) (1) any payment of current or deferred interest on Pari Passu Securities that is made pro rata to the amounts due on such Pari Passu Securities (including the this Security); provided that such payments are made in accordance with Section 2.06(c)(ii) of the First Supplemental Indenture to the extent it applies, and (2) any payments of principal or current or deferred interest on Pari Passu Securities that, if not made, would cause the Issuer to breach the terms of the instrument governing such Pari Passu Securities; or (g) any payment of principal in respect of Pari Passu Securities having the same scheduled maturity date as this Security, as required under a provision of such other Pari Passu Securities that is substantially the same as the provisions in Section 2.02(a) of the First Supplemental Indenture, and that is made on a pro rata basis among one or more series of Pari Passu Securities (including this Security) having such a provision. In addition, if any Deferral Period lasts longer than one year, the Issuer may not redeem or purchase any securities of the Issuer that on the Issuer’s bankruptcy or liquidation rank pari passu or junior to any of its Qualifying APM Securities the proceeds of which were used to settle deferred interest on the Debentures during the relevant Deferral Period until the first anniversary of the date on which all deferred interest on this Security has been paid. However, if the Issuer is involved in a Business Combination where immediately after its consummation more than 50% of the voting shares of the surviving entity of such Business Combination, or the Person to whom all or substantially all of the Issuer’s properties or assets are conveyed, transferred or leased in such Business Combination, is owned, directly or indirectly, by the shareholders of the other party to such Business Combination, then the immediately preceding sentence will not apply during the Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination.

The Issuer shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the Holders of all Securities then Outstanding at least one Business Day and not more than 60 Business Days before the next Interest Payment Date. Such notice shall be given to the Trustee and each Holder of this Security at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the paying agency office or agency of the Issuer maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Issuer, payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such bank account number as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the relevant Interest Payment Date.

        The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on such Holder’s behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee such Holder’s attorney-in-fact for any and all such purposes. Each Holder hereof, by such Holder’s acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

The Issuer and, by acceptance of this Security or a beneficial interest in this Security, each Holder hereof and any person acquiring a beneficial interest herein, agree that for United States federal, state and local tax purposes, it is intended that this Security constitute indebtedness.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

[Corporate Seal]	THE PROGRESSIVE CORPORATION

Attest:	By:
Name:		Name:
Title:		Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

Dated:	By:
Name: Title: Authorized Signatory

(FORM OF REVERSE OF DEBENTURES)

This Security is one of a duly authorized issue of securities of the Issuer (herein called the “Securities”), issued and to be issued in one or more series under the Junior Subordinated Indenture, dated as of June 21, 2007 (herein called the “Base Indenture”), between the Issuer and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of June 21, 2007, between the Issuer and the Trustee (the “First Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in any other respect provided in the Indenture.

All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Securities shall be redeemable at the option of the Issuer in accordance with the terms of the Indenture. The Securities are redeemable in whole or in part at the option of the Issuer at any time after the date hereof. In the case of any redemption, the Redemption Price shall be equal to (1) in the case of any redemption on or after June 15, 2017, 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest to the Redemption Date or (2) in the case of any redemption prior to June 15, 2017, the greater of (i) 100% of the principal amount plus accrued and unpaid interest to the Redemption Date, and (ii) the Make-Whole Redemption Price. If the Securities are not redeemed in whole, the Issuer may not effect such redemption unless at least $25 million aggregate principal amount of the Securities, excluding any Securities held by the Issuer or any of its affiliates, remains outstanding after giving effect to such redemption.

Notwithstanding the foregoing, the Issuer may not redeem the Securities in part if the principal amount of the Securities has been accelerated pursuant to Section 5.1 of the Base Indenture (as amended by Section 2.07(a) of the First Supplemental Indenture) and such acceleration has not been rescinded. In addition, the Issuer may not redeem the Securities in part unless all accrued and unpaid interest, including deferred interest, has been paid in full on all Outstanding Securities for all Interest Periods terminating on or before the Redemption Date.

No sinking fund is provided for the Securities.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Issuer with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Issuer and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Issuer and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, (i) if an Event of Default (other than an Event of Default relating to certain insolvency events, as set forth in the Indenture) with respect to the Securities at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the entire principal amount and all accrued but unpaid interest of all the Securities to be due and payable immediately, by a notice in writing to the Issuer (and to the Trustee if given by Holders), and (ii) if an Event of Default relating to insolvency events as set forth in the Indenture occurs, the principal amount of the Securities shall automatically become due and payable; provided that in any such case the payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article Eleven of the Indenture.

        The Holder of this Security, by such Holder’s acceptance hereof, agrees that if a bankruptcy event of the Issuer shall occur prior to the redemption or repayment of such Securities, such Holder shall have no claim for, and thus no right to receive, any deferred interest pursuant to Section 2.05 that has not been paid pursuant to Sections 2.05 and 2.06 to the extent the amount of such interest exceeds the sum of (x) interest that relates to the earliest two years of the portion of the Deferral Period for which interest has not been paid and (y) an amount equal to such Holder’s pro rata share of the excess, if any, of the Preferred Shares Issuance Cap over the aggregate amount of net proceeds from the sale of Qualifying Non-Cumulative Preferred Shares and unconverted Mandatorily Convertible Preferred Shares that has been applied to fund deferred interest pursuant to the alternative payment mechanism set forth in Section 2.06; provided that each Holder is deemed to agree that to the extent the remaining claim exceeds the amount set forth in clause (x), the amount it receives in respect of such excess shall not exceed the amount it would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of Qualifying Non-Cumulative Preferred Shares.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

4

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Issuer maintained under Section 3.2 of the Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee shall have the right to treat and shall treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

The Issuer and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree to treat for United States Federal income tax purposes (i) the Securities as indebtedness of the Issuer, and (ii) the stated interest on the Securities as ordinary interest income that is includible in the Holder’s or beneficial owner’s gross income at the time the interest is paid or accrued in accordance with the Holder’s or beneficial owner’s regular method of tax accounting, and otherwise to treat the Securities as described in the final prospectus supplement provided to investors in connection with the offering of the Securities.

THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

This is one of the Securities referred to in the within mentioned Indenture.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Security to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

agent to transfer this Security on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE I

SCHEDULE OF PRINCIPAL AMOUNT REDUCTIONS

Principal amount of Debentures outstanding represented by this Security as of ,  : .

Thereafter, the following decreases have been made:

Date of Repayment, Redemption or Purchase	Principal Amount Repaid, Redeemed or Purchased	Principal Amount Remaining	Notation Made by or on Behalf of the Trustee
	$	$